Exhibit 23.3

                    [CASTAING HUSSEY & LOLAN, LLC LETTERHEAD]



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We hereby consent to the reference to our firm under the caption of "Experts" and to the incorporation by reference in this Prospectus constituting part of the Registration Statement of Energy Services of America Corporation (formerly Energy Services Acquisition Corp.) on Form S-3 of our report dated December 19, 2007, on our audit of the financial statements of Energy Services of America Corporation as of September 30, 2007 and for the year then ended, appearing in the Annual Report on Form 10-K of Energy Services of America Corporation for the year ended September 30, 2008.


                                         /s/ Castaing, Hussey & Lolan, LLC
                                         Castaing, Hussey & Lolan, LLC
                                         New Iberia, Louisiana
                                         February 5, 2009